Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
               Computation of Net Income Per Share of Common Stock
                   Three Months Ended March 31, 1999 and 1998

                                         1999            1998
                                         ----            ----
BASIC EARNINGS

Earnings applicable to
common stock                          $ 1,836,552     $ 1,901,418

Weighted average common
shares outstanding *                   12,677,434      14,232,543
                                      -----------     -----------

Basic earnings per share              $      0.14     $      0.13
                                      ===========     ===========

DILUTED EARNINGS

Earnings applicable to
common stock                          $ 1,836,552     $ 1,901,418

Weighted average common
shares outstanding *                   12,677,434      14,232,543

Assuming conversion
of options outstanding *                  651,429         715,946
                                      -----------     -----------

Weighted average common
shares outstanding, as adjusted *      13,328,863      14,948,489
                                      -----------     -----------

Diluted earnings per share            $      0.14     $      0.13
                                      ===========     ===========

* Adjusted for 3-for-2 stock split effected June 12, 1998 and 5% stock dividend effected March 1, 1999


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